EXHIBIT 99.1

FOR IMMEDIATE RELEASE:
Thursday, October 9, 2003

COMMERCE BANCSHARES, INC. REPORTS RECORD EARNINGS
FOR THE FIRST NINE MONTHS 2003

     Commerce Bancshares, Inc. announced record earnings of $2.22 per share for the first nine months ended September 30, 2003, an increase of 6.2% compared to $2.09 per share during the same period in 2002. Net income amounted to $148.7 million in 2003, compared with $145.4 million in 2002. During this period the return on average assets was 1.48%, the return on equity was 13.7% and the efficiency ratio was 59.5%.

     Net income for the third quarter 2003 amounted to $51.0 million compared with $50.4 million in the same period last year. Earnings per share for this same period totaled $.77 compared with $.73 in the same quarter last year. For the quarter, the return on average equity was 13.9% and the return on assets was 1.49%.

     In making this announcement, David W. Kemper, Chairman and CEO, said, “We are pleased to report record earnings both for the third quarter and for the first nine months of the year. The increase in net income during the third quarter was mainly the result of growth in non-interest income of 11% coupled with continued solid expense control. Compared to the third quarter last year, non-interest expense increased only 3.9%, and actually declined 1.5% when compared to the second quarter of this year. A sluggish economy, low short-term interest rates and weak commercial loan demand continue to put pressure on net interest income. Compared to the third quarter of 2002, average loans grew 2.9% and deposits grew 2.8%; however, net interest income declined 3.8%.”

     Mr. Kemper added, “Asset quality remains good and exceeds peer averages with net charge-offs for the third quarter at .48% of average loans and the reserve for loan losses at 1.67% of outstanding loans.”

     Total assets at September 30, 2003 were $13.6 billion, total loans were $7.9 billion, and total deposits were $10.0 billion. At September 30, 2003, the allowance for loan losses totaled $133 million and was 410% of non-performing loans. During the quarter, the Company’s Board of Directors approved a 36.4% increase in its regular quarterly cash dividend to shareholders.

(more)

     Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in approximately 330 banking locations in Missouri, Illinois, and Kansas. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, venture capital, and real estate activities.

     Posted to the Company’s web site is management’s discussion of third quarter results. To see this information please visit our web site at www.commercebank.com.

* * * * * * * * * * * * * * *

For additional information, contact
Jeffery Aberdeen, Controller
at PO Box 13686, Kansas City, MO
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

(Amounts in thousands)	6/30/03	9/30/03	9/30/02

Non-Accrual Loans	$30,444	$32,372	$26,701
Foreclosed Real Estate	$1,836	$2,036	$1,679
Total Non-Performing Assets	$32,280	$34,408	$28,380
Non-Performing Assets to Loans	.40%	.43%	.36%
Non-Performing Assets to Total Assets	.23%	.25%	.22%

Loans 90 Days & Over Past Due — Still Accruing	$20,232	$19,100	$23,435

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Nine Months Ended

(Unaudited)	June 30	Sept. 30	Sept. 30	Sept. 30	Sept. 30
	2003	2003	2002	2003	2002

FINANCIAL SUMMARY (In thousands, except per share data)
Net interest income	$128,687	$121,988	$126,781	$374,885	$372,035
Taxable equivalent net interest income	129,331	123,065	127,215	377,250	373,431
Non-interest income	73,701	76,940	69,547	225,247	208,072
Provision for loan losses	9,999	9,655	9,193	29,674	23,260
Non-interest expense	118,215	116,430	112,020	355,379	342,151
Net income	50,487	50,958	50,417	148,673	145,411
Cash dividends	10,873	14,788	10,495	36,653	31,801
Net total loan charge-offs	9,455	9,660	8,578	28,091	22,645
Net business charge-offs	3,104	2,314	2,831	7,686	5,310
Net credit card charge-offs	4,641	4,925	4,173	14,275	12,774
Net personal banking charge-offs	1,549	2,062	1,611	6,002	4,752
Net real estate charge-offs (recov)	161	359	(37)	128	(191)
Per share:
Net income — basic	$0.76	$0.77	$0.74	$2.24	$2.12
Net income — diluted	$0.75	$0.77	$0.73	$2.22	$2.09
Cash dividends	$0.165	$0.225	$0.155	$0.555	$0.464
Diluted wtd. average shares o/s	66,851	66,605	68,825	67,006	69,419

RATIOS
Average loans to deposits	80.16%	79.81%	79.74%	80.16%	78.66%
Return on total average assets	1.49%	1.49%	1.60%	1.48%	1.58%
Return on total average stockholders’ equity	14.02%	13.88%	14.36%	13.74%	14.44%
Efficiency ratio*	58.82%	58.56%	57.21%	59.52%	58.71%

AT PERIOD END
Book value per share based on total stockholders’ equity	$22.39	$22.02	$20.81
Market value per share	$38.92	$43.75	$37.21
Allowance for loan losses as a percentage of loans	1.64%	1.67%	1.64%
Tier I leverage ratio	9.82%	9.85%	10.13%
Common shares outstanding	65,849,382	65,247,435	67,343,761
Shareholders of record	5,003	4,934	5,079
Number of bank/ATM locations	332	328	343
Number of bank charters	4	4	4
Full-time equivalent employees	4,982	4,986	5,017

	Sept. 30	Sept. 30
OTHER YTD INFORMATION	2003	2002

High market value per share	$45.80	$44.62
Low market value per share	$35.20	$34.80

*	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of net interest income and non-interest income (excluding gains/losses on securities transactions).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)	For the Three Months Ended			For the Nine Months Ended
(In thousands, except per share data)	June 30	Sept. 30	Sept. 30	Sept. 30	Sept. 30
	2003	2003	2002	2003	2002

INTEREST INCOME
Interest and fees on loans	$109,407	$107,379	$118,999	$327,758	$355,907
Interest on investment securities	50,034	40,940	44,527	135,438	133,553
Interest on federal funds sold and securities purchased under agreements to resell	207	210	234	565	1,186

Total interest income	159,648	148,529	163,760	463,761	490,646

INTEREST EXPENSE
Interest on deposits:
Savings, interest checking and money market	8,106	6,292	11,660	22,479	35,753
Time open and C.D.’s of less than $100,000	12,704	11,354	16,044	37,915	55,165
Time open and C.D.’s of $100,000 and over	3,900	3,363	4,454	11,214	14,215
Interest on other borrowings	6,251	5,532	4,821	17,268	13,478

Total interest expense	30,961	26,541	36,979	88,876	118,611

Net interest income	128,687	121,988	126,781	374,885	372,035
Provision for loan losses	9,999	9,655	9,193	29,674	23,260

Net interest income after provision for loan losses	118,688	112,333	117,588	345,211	348,775

NON-INTEREST INCOME
Trust fees	15,074	15,446	14,754	45,044	45,967
Deposit account charges and other fees	23,420	27,469	23,750	73,465	67,636
Bank card transaction fees	16,057	15,507	14,715	46,030	41,827
Trading account profits and commissions	3,566	3,653	4,067	11,613	11,938
Consumer brokerage services	2,312	2,306	2,588	6,811	7,710
Mortgage banking revenue	1,620	907	1,324	3,558	2,961
Net gains on securities transactions	2,169	896	1,426	5,337	586
Other	9,483	10,756	6,923	33,389	29,447

Total non-interest income	73,701	76,940	69,547	225,247	208,072

NON-INTEREST EXPENSE
Salaries and employee benefits	66,006	65,036	64,214	199,635	192,214
Net occupancy	9,439	9,451	8,835	29,228	25,469
Equipment	6,209	5,849	5,619	17,936	16,733
Supplies and communication	8,402	8,539	8,326	25,479	24,490
Data processing and software	9,889	10,303	10,095	30,068	34,447
Marketing	3,957	3,936	3,838	10,999	10,834
Other intangible assets amortization	449	453	508	1,352	1,900
Other	13,864	12,863	10,585	40,682	36,064

Total non-interest expense	118,215	116,430	112,020	355,379	342,151

Income before income taxes	74,174	72,843	75,115	215,079	214,696
Less income taxes	23,687	21,885	24,698	66,406	69,285

NET INCOME	$50,487	$50,958	$50,417	$148,673	$145,411

Net income per share — basic	$0.76	$0.77	$0.74	$2.24	$2.12

Net income per share — diluted	$0.75	$0.77	$0.73	$2.22	$2.09

Cash dividends per common share	$0.165	$0.225	$0.155	$0.555	$0.464

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited)	June 30	Sept. 30	Sept. 30
(In thousands)	2003	2003	2002

ASSETS
Loans, net of unearned income	$8,113,302	$7,945,119	$7,961,102
Allowance for loan losses	(132,706)	(132,701)	(130,588)

Net loans	7,980,596	7,812,418	7,830,514

Investment securities:
Available for sale	4,665,669	4,555,494	3,861,917
Trading	26,066	12,009	13,081
Non-marketable	69,533	74,021	62,850

Total investment securities	4,761,268	4,641,524	3,937,848

Federal funds sold and securities purchased under agreements to resell	25,660	96,745	107,265
Cash and due from banks	661,335	542,905	739,515
Land, buildings and equipment — net	335,852	332,940	334,215
Goodwill	48,522	48,522	43,224
Other intangible assets — net	3,068	2,623	4,390
Other assets	140,108	169,637	153,451

Total assets	$13,956,409	$13,647,314	$13,150,422

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing demand	$1,662,825	$1,545,546	$1,549,212
Savings, interest checking and money market	6,003,668	6,024,602	5,758,260
Time open and C.D.’s of less than $100,000	1,840,229	1,779,186	1,978,268
Time open and C.D.’s of $100,000 and over	721,153	605,181	645,774

Total deposits	10,227,875	9,954,515	9,931,514
Federal funds purchased and securities sold under agreements to repurchase	1,684,256	1,731,736	1,244,937
Long-term debt and other borrowings	413,134	412,169	390,660
Other liabilities	156,992	111,848	182,137

Total liabilities	12,482,257	12,210,268	11,749,248

Stockholders’ equity:
Preferred stock	—	—	—
Common stock	336,940	336,940	328,219
Capital surplus	295,391	294,900	237,990
Retained earnings	783,283	819,453	794,874
Treasury stock	(56,521)	(82,876)	(60,725)
Other	(2,234)	(2,135)	(1,939)
Accumulated other comprehensive income	117,293	70,764	102,755

Total stockholders’ equity	1,474,152	1,437,046	1,401,174

Total liabilities and stockholders’ equity	$13,956,409	$13,647,314	$13,150,422

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCES

(Unaudited)	For the Three Months Ended			For the Nine Months Ended
(Dollars in thousands)	June 30	Sept. 30	Sept. 30	Sept. 30	Sept. 30
	2003	2003	2002	2003	2002

Loans:
Business	$2,245,245	$2,072,666	$2,404,059	$2,196,503	$2,406,591
Real estate — construction	403,705	399,141	486,704	401,964	468,358
Real estate — business	1,831,897	1,851,866	1,476,920	1,818,562	1,467,945
Real estate — personal	1,294,147	1,312,740	1,228,342	1,294,129	1,250,564
Personal banking	1,758,271	1,837,508	1,693,411	1,773,068	1,615,597
Credit card	518,356	533,213	494,171	523,254	486,972

Total loans	8,051,621	8,007,134	7,783,607	8,007,480	7,696,027

Investment securities (excluding unrealized gains and losses):
Available for sale	4,305,198	4,401,412	3,575,389	4,232,761	3,483,923
Trading	19,648	10,565	10,627	19,576	10,607
Non-marketable	71,953	78,180	65,763	73,474	65,744

Total investment securities	4,396,799	4,490,157	3,651,779	4,325,811	3,560,274

Federal funds sold and securities purchased under agreements to resell	59,687	65,026	45,194	55,726	86,273

Total interest earning assets	12,508,107	12,562,317	11,480,580	12,389,017	11,342,574

Total assets	13,550,222	13,590,902	12,490,171	13,427,256	12,298,331

Deposits:
Non-interest bearing deposits	1,038,701	1,112,998	997,069	1,049,274	961,579
Interest bearing deposits:
Savings	384,002	386,470	358,990	377,585	353,767
Interest checking	389,671	415,946	303,966	393,482	298,930
Money market	5,580,366	5,660,130	5,435,468	5,582,153	5,435,346
Time open & C.D.’s of less than $100,000	1,872,368	1,806,005	1,999,354	1,865,995	2,072,633
Time open & C.D.’s of $100,000 and over	778,928	651,504	666,333	721,161	662,030

Total interest bearing deposits	9,005,335	8,920,055	8,764,111	8,940,376	8,822,706

Total deposits	10,044,036	10,033,053	9,761,180	9,989,650	9,784,285

Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,526,936	1,558,322	843,392	1,463,903	683,235
Long-term debt and other borrowings	387,755	410,123	355,842	387,264	369,523

Total borrowings	1,914,691	1,968,445	1,199,234	1,851,167	1,052,758

Total interest bearing liabilities	10,920,026	10,888,500	9,963,345	10,791,543	9,875,464
Total stockholders’ equity	1,444,735	1,456,858	1,392,596	1,447,173	1,346,539
Net yield on interest earning assets (tax-equivalent basis)	4.15%	3.89%	4.40%	4.07%	4.40%

COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2003

For the quarter ended September 30, 2003, net income amounted to $51.0 million, an increase of 1.1% over the third quarter of the previous year. Return on assets was 1.5% and the return on equity totaled 13.9%. For the quarter, the efficiency ratio amounted to 58.6%. The increase in net income over the 3rd quarter of last year was the result of a 10.6% increase in non-interest income offset by lower net interest income and higher expenses. Compared to the 3rd quarter of last year, net interest income decreased by 3.8% while non-interest expense grew by 3.9%; the provision for loan losses also grew by $462 thousand, or 5.0%.

Balance Sheet Review

During the 3rd quarter, average loans declined $44 million, or .6%, compared to the 2nd quarter of 2003, but was up 2.9% compared with the same period last year. Compared to the 2nd quarter of this year, average business real estate, personal real estate, consumer (mainly automobile) and student loans grew by $20 million, $19 million, $38 million and $30 million, respectively, while business loans declined by $173 million. The economic climate has remained relatively unchanged from the previous quarter and continues to limit growth in business loans. Businesses remain hesitant to purchase capital items or grow inventories or receivables, which drive commercial borrowings. However, business real estate loans continue to grow, prompted by low interest rates and opportunities to refinance existing debt. While personal mortgage loan rates have risen somewhat recently, loan originations remained strong through August and the Company continued to add 15 year fixed rate and some adjustable rate loans to its portfolio. Most consumer loan products showed good growth, as demand for such products remained steady during the summer months.

Available for sale investment securities, excluding fair value adjustments, increased on average by $96.2 million, or 2.2%, this quarter compared with the previous quarter. During the quarter, principal prepayments received on mortgage, CMO and asset- backed securities totaled $472.7 million, up from $251.0 million in the previous quarter reflecting strong mortgage refinancing activities affecting the industry. Offsetting these prepayments were new purchases during the quarter of $588.9 million of similar type securities.

Total average deposits declined slightly during the 3rd quarter compared to the 2nd quarter of this year. The decrease was due mainly to declines in short-term jumbo certificates of deposit ($131 million) and retail certificates of deposit ($63 million) offset by increases in money market accounts ($80 million), and business demand deposits ($97 million).

During the quarter, average borrowings increased by $53.8 million primarily due to growth in repurchase agreements and increased borrowings from the Federal Home Loan Bank.

The average loan to deposit ratio for the quarter decreased slightly from the 2nd quarter to 79.8%. The decrease in this ratio resulted mainly from the decline in the overall loan portfolio.

Net Interest Income

In the 3rd quarter, net interest income amounted to $122.0 million, a decline of approximately $4.8 million or 3.8% compared to the 3rd quarter of last year, and decreased $6.7 million or 5.2% compared with the previous quarter of this year. The net yield on earning assets declined 26 basis points in the current quarter to 3.89%.

The decline in net interest income in the 3rd quarter of 2003 compared to the previous quarter was the result of lower interest earned on investment securities and loans offset by lower interest expense on deposit accounts. Interest earned on the Company’s inflation indexed treasury securities declined $6.4 million in the current quarter compared with the 2nd quarter 2003, as a result of lower inflation earnings in the 3rd quarter. In addition, purchases of lower yielding securities (mainly CMO and mortgage-backed) coupled with higher principal prepayments and maturities of CMO and mortgage-backed securities caused overall yields on investment securities to decline to 3.69%. Also, the reduction in rates by the Federal Reserve in June allowed some variable rate loans to re-price downward. As a result, yields on loans declined 13 basis points in the 3rd quarter.

Offsetting this somewhat were lower rates paid on deposits, which declined 17 basis points, and lower rates paid on short-term borrowings. Also, while business loan balances declined, thus reducing interest income, this was more than offset by growth in personal loans and real estate loans. In addition, growth in average investment securities balances, coupled with a reduction in certificate of deposit balances, also helped offset the decline in net interest income. During the quarter, the overall yield on interest earning assets declined 42 basis points to 4.72%, while the cost of interest bearing liabilities decreased 17 basis points to .97%.

Non-Interest Income

For the 3rd quarter of 2003, total non-interest income amounted to $76.9 million compared with $69.5 million in the same quarter last year, or an increase of 10.6%. This increase resulted from growth in deposit account, bankcard, operating lease and trust fee revenues. Deposit account fees in the 3rd quarter grew by 15.7% over the same quarter last year as a result of

COMMERCE BANCSHARES, INC.
Management Discussion of Third Quarter Results
September 30, 2003

a 21.7% increase in overdraft fees and higher commercial cash management revenues. The large increase in overdraft fees was the result of both pricing increases in the Company’s Missouri markets coupled with improved collection efficiencies. Bankcard fees for the quarter increased 5.4% over the same period last year, primarily a result of a 14.2% increase in merchant interchange revenue and 9.1% growth in cardholder fees. Debit card fees, however, declined 5.9% as a result of lower transaction pricing which went into effect in August as a result of the VISA lawsuit settlement. Trust fees for the current quarter were up 4.7% over the same quarter last year as a result of higher fees on personal trusts and corporate trust accounts due to improved asset valuations upon which fees are charged. Other income in 3rd quarter 2003 included gains on student loan sales of $1.8 million, which did not occur in either the 2nd quarter 2003 or in the 3rd quarter of last year. Additionally, operating lease revenues of $1.1 million related to the CBI Leasing subsidiary, which was acquired at the beginning of 2003, were not present in the 3rd quarter of 2002.

Net securities gains amounted to $896 thousand for the 3rd quarter of 2003 compared to $2.2 million in the 2nd quarter of 2003, and $1.4 million in the 3rd quarter of last year.

Non-Interest Expense

Non-interest expense for the quarter amounted to $116.4 million, an increase of $4.4 million, or 3.9%, compared with $112.0 million recorded in the 3rd quarter of last year. Non-interest expense was $1.8 million lower than in the previous quarter.

Compared with the 3rd quarter last year, salaries costs increased 2.3% mainly due to normal merit increases, but offset by lower costs for part-time, over-time and contract labor. Benefits costs declined 4.3% mainly due to lower medical and 401K contribution expenses offset by higher pension costs. Full time equivalent employees totaled 4,986 and 5,017 at September 30, 2003 and 2002, respectively. Occupancy costs grew $616 thousand, or 7.0%, mainly as a result of higher depreciation costs resulting from a recently renovated office building. Increased costs were also incurred for equipment, data processing, and supplies and communications. Included in other expense were operating lease depreciation and related costs totaling $819 thousand related to the CBI Leasing subsidiary which was not present last year. Also, minority interest expense in venture capital gains (included in other expense) increased $1.0 million compared to the previous year when venture capital losses were recorded.

Income Taxes

The effective tax rate for the Company was 30.0% for the 3rd quarter of 2003, compared with an effective tax rate of 31.9% in the 2nd quarter of this year and 32.9% in the 3rd quarter of 2002. The lower effective tax rate for the 3rd quarter of this year was due in part to the receipt of tax-free dividend income on the sale of a venture capital investment.

Credit Quality

Net loan charge-offs for the 3rd quarter of 2003 amounted to $9.7 million compared with $9.5 million in the 2nd quarter of 2003 and $8.6 million in the 3rd quarter of last year. The ratio of annualized net charge-offs to total average loans this quarter was .48%, compared with .44% in the same quarter last year and .47% in the 2nd quarter 2003. Net charge-offs for the current quarter included the write off of one commercial loan totaling $1.5 million, coupled with higher consumer and bankcard charge-offs.

For the 3rd quarter of 2003, net charge-offs on average credit card loans increased to 3.66%, compared with 3.35% in the 3rd quarter of last year. Also, personal loan charge-offs increased this quarter and amounted to .45% of average personal loans compared to .38% in the same period last year. The provision for loan losses for the quarter totaled $9.7 million, down slightly from the provision recorded in the 2nd quarter of this year, but up from $9.2 million in the 3rd quarter of last year. The allowance for loan losses at September 30, 2003 amounted to $132.7 million, or 1.67% of total loans, and represented 410% of total non-performing loans.

Total non-performing assets amounted to $34.4 million, an increase of $2.1 million over the previous quarter, and amounted to .43% of loans. Non-performing assets are comprised of non-accrual loans ($32.4 million) and foreclosed real estate ($2.0 million). Loans past due more than 90 days and still accruing interest totaled $19.1 million at September 30, 2003.

Other

The Company maintains a treasury stock buyback program; and effective January 2003, was authorized by the Board of Directors to repurchase up to 4 million shares of its common stock. During the quarter ended September 30, 2003, the Company purchased 728,000 shares of treasury stock at an average cost of $43.00 per share. Also during the quarter the Company’s Board of Directors approved a 36.4% increase in its quarterly cash dividend.

Forward Looking Information

This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.